Exhibit 99.1

Press Contacts: Julie Henderson, 21st Century Fox 212-852-7070 | jhenderson@21cf.com Nathaniel Brown, 21st Century Fox 212-852-7746 | nbrown@21cf.com	Investor Contacts: Reed Nolte, 21st Century Fox 212-852-7092 | rnolte@21cf.com Joe Dorrego, 21st Century Fox 212-852-7856 | jdorrego@21cf.com

21st Century Fox Sets Date For Special Meeting of Stockholders to Vote

on its Proposed Delisting from the Australian Securities Exchange

Updated Timeline Targets May 8 as Date of Proposed Delisting

New York, NY – January 23, 2014 – 21st Century Fox (NASDAQ: FOX, FOXA; ASX: FOX, FOXLV) today announced details for its previously announced special meeting of stockholders to vote on the proposed removal of the Company’s full foreign listing on the Australian Securities Exchange (ASX). The special meeting will take place on March 21, 2014 at 10:00 am (Eastern Time) at Citi Auditorium, 399 Park Avenue, 12th Floor, in New York.

If approved by the Company’s Class B Common stockholders and subsequently by the ASX, delisting from the ASX is expected to occur on or about May 8, 2014. The ASX has provided in-principle advice to the Company indicating that it would be likely to remove the Company’s listing from the ASX upon the Company’s submission of a formal request, subject to the Company’s compliance with certain conditions, and has informed the Company that it does not expect any changes to this advice prior to the Company’s submission of the formal request.

The following table sets out an updated indicative timeline for the proposed delisting process. Dates are noted as of New York time unless marked with an asterisk (*) indicating Sydney, Australia time.

Date	Event
Close of Business on January 23, 2014	Record Date for stockholders entitled to vote at the special meeting.

March 21, 2014	Special meeting of stockholders in New York.

March 24, 2014*	File request for removal of the Company’s full foreign listing with the ASX and expected ASX approval of such request.

May 1, 2014*

Effective date of suspension in trading of CHESS Depositary Interests (CDIs) on the ASX (the “Suspension Date”).

Note: Trading in CDIs on the ASX is permitted up to close of trading on the Suspension Date. CDI holders will not be able to trade their CDIs on the ASX after this date.

May 8, 2014*

Effective date of removal of the Company from the official list of the ASX will occur a week after the Suspension Date (the “Delisting Date”).

Note: Following the Delisting Date, the Company’s CDI program will end and there will no longer be any CDIs on issue. However, CHESS Depositary Nominees Pty Ltd (CDN) will continue to hold Common Stock on behalf of former CDI holders.

CDI holders’ existing right to convert CDIs into the underlying Common Stock listed on the NASDAQ Global Select Market (NASDAQ) continues until the closing date of the Voluntary Share Sale Facility.

May 9, 2014*	Opening date of the Voluntary Share Sale Facility whereby each CDI holder can elect to have the underlying shares of Common Stock sold on NASDAQ on behalf of the CDI holder.

July 9, 2014*	Closing date of the Voluntary Share Sale Facility.

July 16, 2014	Any remaining former CDI holders’ beneficial interests in shares of Company Common Stock will be automatically converted into registered ownership interests in the Company’s Common Stock.

Following the removal of the Company’s listing from the ASX, all of 21st Century Fox’s Class A and Class B Common Stock would be listed solely on NASDAQ. As previously announced, there would be no changes to the Company’s operations, employees or business as a result of the proposed delisting.

The Company filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC) on January 9, 2014. The Company plans to file with the SEC a definitive proxy statement in connection with the special meeting of stockholders (the “Special Meeting Proxy Materials”). The Special Meeting Proxy Materials will contain important information about the matters described above. Stockholders are urged to read the Special Meeting Proxy Materials carefully when they are available. Stockholders will be able to obtain free copies of the Special Meeting Proxy Materials and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and at http://investor.21cf.com/sec.cfm.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching nearly 1.5 billion subscribers in more than 100 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, MundoFox, STAR, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions and involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Where, in any forward–looking statements, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law or regulation.

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of 21st Century Fox in connection with the proposal to approve the Company making a request for removal of its full foreign listing from the ASX. Information about the executive officers and directors of 21st Century Fox and their ownership of 21st Century Fox common stock is set forth in the preliminary proxy statement for 21st Century Fox’s special meeting, which was filed with the SEC on January 9, 2014. The Special Meeting Proxy Materials will provide more information about participants in the solicitation of proxies from the Company’s stockholders.